EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra to Relocate Facilities and Corporate Campus
Eyes Quarterly Net Sales Reaching Three-Year High

Qingdao, China and Rockville, Md. – December 12, 2011 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced the planned relocation of the Company’s R&D, customer service, call-center, and training facilities into a new corporate campus in Beijing by the end of December, 2011.

The new Synutra Campus is located in the Eastern suburbs of metro Beijing and has more than 50,000 square meters (about 510,000 square feet) of building facilities on site.  The move will avail important functions of customized product development for specialty formulas, customer support services, on-site marketing program production, and employee training to the Company and help improve management and operational efficiency in a centralized location.  A portion of the building facilities is devoted to the operation of a Company-sponsored charity program where orphans with debilitating disease are housed for treatment and rehabilitation.The Company’s main production, packaging and distribution facilities remain in Qingdao.

Mr. Liang Zhang, Chairman and CEO of Synutra, remarked, “Our planned move is coming amidst robust sales growth after our most recent profitable quarter ended September 30, 2011 with a net income of $8.5 million.  According to the Commercial Information Center (CIC) of the Ministry of Commerce, our market share in China’s infant milk formula sector improved to 5.9% for the month of October.  We reported about $79 million in sales of powdered formula products for the three months ended September 30, 2011, which, when adjusted for delayed shipments of about $16.6 million from the previous quarter, represented meaningful net sales of about $62.5 million.  By tracking sales orders collected in the months of October, November, and thus far in December, we believe that our net sales in powdered formula products in the current quarter may reach beyond the $90 million mark and fall within a range of $90 to $93 million, a three-year high.  Both our employees and our distributors are encouraged by these positive trends and our move into the new facilities and corporate campus coincides with this renewed confidence.”

Recap of Formula Sale Performance of Recent Quarters

(in USD thousands except percentages)	3Q11	4Q11	1Q12	2Q12
Net sales of powdered formula segment	20,722	48,318	40,163	79,109
Adjusted net sales of powdered formula segment*	20,722	48,318	56,772	62,500
Market share (CIC data)**	5.2%	4.9%	5.3%	5.1%
*   Adjusts for $16.6 million of revenue delayed from 1Q12 to 2Q12
** Market share as of the last month of the quarter

Mr. Weiguo Zhang, President and Interim CFO of Synutra, commented, “Although promotional activities on certain product lines may partially contribute to the apparent surge in the expected sales growth, we are pleased by our steady trend of improvement.  We are particularly encouraged by the margin expansion and operating cash flow staying in positive territory since the previous reporting period.  Other factors that may drive the potential sales growth include the fact that the fall season typically sees more active consumer buying and that distributors stock up ahead of time in December in anticipation of the early on-set of Chinese New Year holidays in the month of January 2012.  Nevertheless, we believe the top-line growth for the three months ending December 31, 2011 will be between 45% to 48%, which, we believe would likely result in an expected net income range of $9 to $10 million for the three months ending December 31, 2011.”

“I wanted to emphasize,” continued Mr. Liang Zhang, Synutra Chairman and CEO, “that the Company has moved beyond the turbulent market crises and is returning to a normalized operating environment.  We will continue to focus on our day-to-day operations to produce the safest and highest quality products for our customers, and we will continue to attend to the fundamentals and work to enhance shareholder value.”

The projected amounts for the three months ending December 31, 2011 are preliminary and based on information available to the Company as of the date of this release. No assurances can be given that actual results for the three months ending December 31, 2011 will not differ materially from these projected amounts. These projections may or may not be realized, and they may be based upon judgments or assumptions that prove to be incorrect. The Company’s results for the quarter ending December 31, 2011 may vary significantly from these amounts based on other unexpected issues in its business and operations.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China As of September 30, 2011, this network comprised over 670 independent distributors and over 900 independent sub-distributors who sell Synutra products in over 72,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881